                                                                   EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-65402) and related prospectus of Sprint Corporation and Sprint Capital Corporation and to the incorporation by reference therein of our reports dated February 1, 2001, with respect to the consolidated financial statements and schedule of Sprint Corporation, as amended, and the combined financial statements of the Sprint FON Group and the Sprint PCS Group, as amended, included in Sprint Corporation's Annual Report (Form 10-K/A) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP
Kansas City, Missouri
July 24, 2001